Exhibit 99.1

For Immediate Release	News Release
Contact:
Investor Relations
(281) 776-7575
ir@tmw.com

Kelly Dilts
Men’s Wearhouse, SVP, Finance & IR

Ken Dennard
Dennard • Lascar Associates

MEN’S WEARHOUSE PROVIDES PRELIMINARY THIRD QUARTER RESULTS

AND UPDATED FISCAL YEAR 2015 OUTLOOK

•                  Q3 2015 preliminary comparable sales and non-GAAP adjusted EPS(1) outlook

•                  Q4 2015 estimated comparable sales and updated full year adjusted EPS outlook

•                  Conference call scheduled for today, Thursday, November 5th at 5:15 p.m. Eastern time to review updates

FREMONT, CA — November 5, 2015 — The Men’s Wearhouse (NYSE: MW) today provided preliminary comparable sales results and an adjusted EPS outlook for the fiscal third quarter ended October 31, 2015 as well as estimated comparable sales ranges for fourth quarter and an updated adjusted EPS outlook for fiscal year 2015.  These results are based on information available to the Company as of the date of this release and are subject to revision upon finalization of the quarterly accounting and financial reporting procedures.  Actual fiscal third quarter results will be reported on December 9, 2015 with a conference call the next morning, December 10, 2015.

The Company is providing an update today to reflect significant comparable sales weakness at Jos. A. Bank.  During the third quarter comparable sales decreased 14.6% at Jos. A. Bank, far below the Company’s earlier expectations.  This decrease was primarily driven by a decline in traffic as the Company began the transition away from the Buy-One-Get-Three promotional events.

Third quarter comparable sales increased 5.3% at Men’s Wearhouse with clothing comps of 7.2% driven by higher transactions per store and tuxedo comps of 0.7%.  K&G comparable sales for the quarter increased 3.7% driven by higher transactions per store.  Moores comparable sales decreased 5.4% primarily driven by weakening macro-economic conditions in Canada.

Based on these preliminary results, the Company now expects adjusted EPS to be in the range of $0.46 to $0.51 for the third quarter, down from the Company’s previous expectation of $0.87.

Fourth quarter comparable sales at Jos. A. Bank are now expected to decrease between 20% and 25% resulting from both a decline in traffic continuing from the third quarter trend and a previously expected decline in units per transaction as customers adapt to the shift in the promotional strategy.  The Company expects its legacy retail brands to average a comparable sales increase of 3% to 4%.

Jos. A. Bank gross margin rates for the fourth quarter are still expected to improve significantly.  Clothing margin before occupancy is expected to increase approximately 500 basis points over the prior year and, including occupancy, to increase approximately 200 basis points.  The gross margin dollars, however, are now expected to be well below last year’s fourth quarter given the anticipated traffic declines.

(1)  See Use of Non-GAAP Financial Measures for additional information.  Non-GAAP adjusted EPS is referred to as “adjusted EPS” for simplicity.

With the updated outlook, the Company now believes adjusted EPS for fiscal 2015 will be between $1.75 and $2.00.  This compares to our previous guidance of $2.70 to $2.90 for adjusted EPS.  Synergies remain on target for the quarter and the year.  The Company will discuss both fiscal 2016 and fiscal 2017 guidance when fiscal 2015 results are reported.

Doug Ewert, Men’s Wearhouse chief executive officer, stated, “We are obviously disappointed by the third quarter results at Jos. A. Bank. Toward the end of the quarter, we reduced the number of Buy-One-Get-Two Free and Buy-One-Get-Three Free days in anticipation of our final Buy-One-Get-Three Free event.  While we expected top-line volatility, as we previously stated, we did not anticipate that the impact from the traffic decline would occur to this degree, primarily because the prior year comparisons got progressively easier as the quarter progressed.  We also believed the timing of the final Buy-One-Get-Three Free event in October would do more to offset earlier traffic declines than it did.

“Despite these results, we continue to believe that transitioning away from the unsustainable promotional strategy we inherited from Jos. A. Bank and accelerating our new promotional strategy is the right thing to do for the long-term success of the Jos. A. Bank business.

“We have already begun to strategically rebuild Jos. A. Bank for consistent and profitable long-term growth.  We implemented several strategies that we believe are potentially offsetting variables to the expected traffic and unit declines including new, updated and expanded assortments, higher average unit retail prices to go along with our new promotional strategy, additional investments in new promotional and brand building marketing, a new rewards-based customer loyalty program, and better selling behaviors, supported with extensive training and an updated incentive compensation structure for the Jos. A. Bank store employees.

“We are focused on and committed to rebuilding the Jos. A. Bank profit model and remain confident our long-term strategy is the right one despite the disappointing short-term results.  We will report actual third quarter results and update you on our strategies on our third quarter conference call,” concluded Ewert.

Comparable Sales Summary — Fiscal 2015 (1)

	Comparable Sales Change
	Current Quarter	Prior Year Quarter
Preliminary Third Quarter
Men’s Wearhouse	5.3%	2.2%
Jos. A. Bank	(14.6)%	(8.1)%
K&G	3.7%	4.4%
Moores	(5.4)%	8.8%

Preliminary Year-To-Date Third Quarter
Men’s Wearhouse	5.0%	3.1%
Jos. A. Bank	(8.6)%	(0.2)%
K&G	6.0%	2.7%
Moores	(1.4)%	8.6%

(1)         The tables are a summary of preliminary comparable sales for the third quarter and year-to-date period ended October 31, 2015.  The Moores comparable sales change is based on the Canadian dollar.  The comparable year-to-date sales shown above for Jos. A. Bank are a comparison to the Jos. A. Bank year-to-date period, a portion of which was prior to the acquisition on June 18, 2014. Comparable sales exclude the net sales of a store for any month of one period if the store was not owned or open throughout the same month of the prior period and include e-commerce net sales.

USE OF NON-GAAP FINANCIAL MEASURES

This press release contains references to adjusted EPS, a non-GAAP financial measure.  Adjusted EPS excludes items we believe are not indicative of our core operating results as well as certain items related to the acquisition and integration of Jos. A. Bank.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to financial information prepared in accordance with GAAP.  Please see our second quarter earnings release for additional information on the use of non-GAAP financial measures and a reconciliation of GAAP to non-GAAP information.

CALL AND WEBCAST INFORMATION

At 5:15 p.m. Eastern time on Thursday, November 5, 2015, management will host a conference call and real time webcast to discuss fiscal year 2015 updates.

To access the conference call, dial 412-902-1023.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at http://ir.menswearhouse.com. A telephonic replay will be available through November 19, 2015 by calling 201-612-7415 and entering the access code of 13624545#, or a webcast archive will be available free on the website for approximately 90 days.

The Men’s Wearhouse, Inc. is the largest specialty retailer of men’s suits and the largest provider of tuxedo rental product in the U.S. and Canada with 1,754 stores.  The Men’s Wearhouse, Jos. A. Bank, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo and suit rentals are available in the Men’s Wearhouse, Jos. A. Bank, Moores, and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  These forward-looking statements may be significantly impacted by various factors, including, but not limited to: actions by governmental entities, domestic and international economic activity and inflation, success, or lack thereof, in executing our internal operating plans and new store and new market expansion plans, as well as integration of acquisitions, including Jos. A. Bank, performance issues with key suppliers, disruptions in our supply chain, severe weather, foreign currency fluctuations, government export and import policies, advertising or marketing activities of competitors, and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations.

The forward-looking statements in this press release speak only as of the date hereof. Except for the ongoing obligations of Men’s Wearhouse to disclose material information under the federal securities laws, Men’s Wearhouse undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in our latest annual report on Form 10-K and our filings on Form 10-Q.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.